Pricing Supplement No. 1        Dated June 6, 2000               Rule 424(b)(3)
CUSIP #:15405CCE0                                            File No. 333-36456
(To Prospectus dated May 16, 2000)

CENTRAL MAINE POWER COMPANY

Medium-Term Notes, Series E
(Fixed Rate)

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.
_______________________________________________________________________________

Principal Amount: $25,000,000               Trade Date:     June 1, 2000
                                            Maturity Date:  June 9, 2025
Issue Price:   94.50                        Original Issue Date:  June 9, 2000

Interest Rate: 8.125%     Form: |X| Book-Entry   |_| Certificated   |_| Both

           If the Original Issue Date falls within the 15-day period preceding March 1 or September 1, the Interest Payment Dates shall be:
_______________________________________________________________________________

Redemption:
  |_| The Notes cannot be redeemed prior to maturity
  |X| The Notes may be redeemed prior to maturity

                    Redemption                              Redemption
                      Date(s)                                Price(s)
                   -------------                           -----------
   March 1, 2005 and semi-annually thereafter                  Par

Repayment:
  |_| The Notes cannot be repaid prior to maturity at the option of the holders thereof
  |_| The Notes may be repaid prior to maturity at the option of the holders thereof

                    Repayment                               Repayment
                      Date(s)                                Price(s)
                   -------------                           -----------

Original Issue Discount Note:     |_| Yes     |_| No
  Total Amount of OID:
  Yield to Maturity:
  Initial Accrual Period:

           As of the date of the issuance of the Notes covered hereby, after giving effect to the issuance thereof, and after giving effect to the principal amount of any Notes being concurrently or theretofore issued or retired (including, without limitation, any Series A, B, C or D Notes and any Notes), there will be $60 million in aggregate principal amount of the Company's Medium-Term Notes (including, without limitation, Series A, B, C or D Notes and the Notes) outstanding.